Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 30, 2021, relating to the combined financial statements of the Solar Project Companies listed in Exhibit A, appearing in the Prospectus of Altus Power, Inc. filed on January 21, 2022, for the period from January 1, 2020 to December 21, 2020 and for the year ended December 31, 2019.

/s/ Novogradac & Company LLP

Dover, Ohio

February 14, 2022

EXHIBIT A

List of Solar Project Companies

1	VH II Holdco I, LLC and subsidiaries

2	VH II Holdco II, LLC and subsidiaries

3	Virgo DW MM Holdco, LLC and subsidiaries

4	Virgo Charlestown MA MM Holdco, LLC and subsidiaries

5	Virgo Charlestown NY MM Holdco, LLC and subsidiaries

6	Virgo Skipjack MM Holdco, LLC and subsidiaries

7	Virgo Mangata MM Holdco, LLC and subsidiaries